(Form of)
                     FUND EXPENSE AGREEMENT

     Agreement dated                 , 1997.

     WHEREAS, Vontobel Funds, Inc. (the "Fund") is a registered investment company which is obligated to pay from its assets the just and proper debts of the Fund, and

     WHEREAS, Commonwealth Shareholder Services, Inc. ("CSS") serves as Administrator for the Fund, and

     WHEREAS, as Administrator for the Fund, CSS is charged with arranging for the payment by the Fund of the Fund's just and proper debts, and

     WHEREAS, the Fund and CSS wish to provide for the efficient and economical payment of the debts of the Fund, and

     WHEREAS, the Fund and CSS wish to revise the procedures for the lawful and efficient payment of the Fund's debts,

     NOW THEREFORE, in furtherance of the Administrative Agreements currently in effect between the Fund and CSS, the Fund and CSS, for good and valid consideration, and intending to be legally bound, have entered into this Agreement (the "Agreement") that:

1. CSS shall arrange for the payment on behalf of the Fund of the debts of the Fund. In connection therewith:

     1.1 CSS may require and direct the Fund or any duly authorized custodian of, or agent acting for, the Fund to deliver a check or draft payable by or from the assets of the Fund, or otherwise transfer monies, to make payment of any debt of the Fund.

     1.2 CSS may elect to advance monies for the purpose of making any payment of a debt of the Fund, subject to the right of CSS promptly to be made whole for such advance.

     1.3 Any payment made by or at the instance of CSS under this paragraph shall only be effected as and when the payment of the debt in question has been authorized by, and duly approved in accordance with, procedures set and approved by the Board of Directors of the Fund.

     1.4 Subject to written modification by agreement of the Fund and CSS, CSS shall arrange for payment of the debts of the Fund twice each calendar month, or more frequently as the Fund's payment needs may dictate.

     1.5 CSS shall deliver to the Fund's custodian a schedule of such payments by CSS of debts of the Fund (a "Certification"), indicating whether such payment has been made from assets of the Fund, or from amounts advanced by CSS. Each Certification shall set forth a written breakdown of the expense category of each item for which payment has been made, and for which reimbursement is requested by such certification, indicating the form of payment thereof.

2. Upon receipt of a Certification from CSS, the Fund shall promptly reimburse CSS for amounts advanced by CSS for the payment of the just debts of the Fund. Such reimbursement shall be made by a wire or comparable transfer of monies from the Fund to CSS, such transfer in good funds to be effective five business days following the payment of the expenses for such Certification.

     IN WITNESS WHEREOF, the undersigned, each being duly authorized, has executed this Agreement on the date first set forth above:
                         VONTOBEL FUNDS, INC.

                         By:  __________________________________
                              John Pasco, III
                              Chairman


                         COMMONWEALTH SHAREHOLDER SERVICES, INC.

                         By:  ___________________________________
                              John Pasco, III
                              President

211039.1